EXHIBIT 99.1

TPI Composites, Inc. Announces First Quarter 2021 Earnings Results – Operational Execution Fuels Double-Digit Net Sales Growth

SCOTTSDALE, Ariz., May 06, 2021 (GLOBE NEWSWIRE) -- TPI Composites, Inc. (Nasdaq: TPIC), the only independent manufacturer of composite wind blades with a global footprint, today reported financial results for the first quarter ended March 31, 2021.

Highlights

For the quarter ended March 31, 2021:

  Net sales of $404.7 million
  Net loss of $1.8 million or $0.05 per diluted share
  EBITDA of $5.4 million
  Adjusted EBITDA of $13.1 million
KPIs		1Q’21	1Q’20
	Sets[1]	814	731
	Estimated megawatts²	3,072	2,329
	Utilization[3]	77%	70%
	Dedicated manufacturing lines[4]	50	52
	Manufacturing lines installed[5]	52	52
  Number of wind blade sets (which consist of three wind blades) produced worldwide during the period.
  Estimated megawatts of energy capacity to be generated by wind blade sets produced during the period.
  Utilization represents the percentage of wind blades invoiced during the period compared to the total potential wind blade capacity of manufacturing lines installed during the period.
  Number of wind blade manufacturing lines that are dedicated to our customers under long-term supply agreements at the end of the period.
  Number of wind blade manufacturing lines installed and either in operation, startup or transition during the period.

“We delivered strong top line and adjusted EBITDA results in the first quarter despite normal seasonality we experience at the beginning of the year,” said Bill Siwek, President and CEO of TPI Composites. “Our vigilance addressing the ongoing COVID-19 spikes around the world has allowed a safe operating environment for our associates which, in turn, has paid off from an operational and financial perspective as evidenced by our first quarter results. Our team also did an exceptional job this quarter of navigating through some supply chain challenges primarily related to the resin market and ongoing logistics challenges. Our supply chain strategy remains intact as we diversify geographically to reduce risk and provide security of key materials.

“The long-term prospects for the wind industry have strengthened both domestically and globally over the past couple months. In the United States, recently announced policy support from Washington D.C. continues to act as a major potential tailwind for the wind industry and the renewable sector. Globally, the carbon emissions reduction commitments continue to increase with stronger pledges from the European Union, the United Kingdom, Canada, Japan, South Korea, and Brazil.

“On the transportation front, we now have deep collaboration with six OEMs for cab and body structures and with nine OEMs related to electric vehicle component parts.

“Lastly, we published our 2020 sustainability report in March. Going forward, we will be focused on putting into action our long-term Environmental, Social and Governance (ESG) goals outlined in the report including a goal of carbon neutrality by 2030 with 100% of our energy being procured from renewable sources.

“Given the broader wind and electric vehicle industry tailwinds, our position in the market and our relationship with our customers, we are excited for the future here at TPI Composites,” concluded Mr. Siwek.

First Quarter 2021 Financial Results

Net sales for the three months ended March 31, 2021 increased by $48.0 million or 13.5% to $404.7 million as compared to $356.6 million in the same period in 2020. Net sales of wind blades increased by $42.8 million or 12.7% to $379.2 million for the three months ended March 31, 2021 as compared to $336.3 million in the same period in 2020. The increase was primarily driven by an 11% increase in the number of wind blades produced during the three months ended March 31, 2021 as compared to the same period in 2020 as a result of increased production at our India and Turkey facilities. The increase was also due to a higher average sales price due to the mix of wind blade models produced during the three months ended March 31, 2021 as compared to the same period in 2020 and foreign currency fluctuations. Additionally, when viewing our 2021 first quarter net sales against the comparable prior year period, our net sales were negatively impacted by the removal of five manufacturing lines in China at the end of 2020, which was partially offset by the adverse impact that the COVID-19 pandemic had on our China net sales in the prior year period. Finally, the net sales increase was partially offset by a decrease in the year over year number of wind blades still in the production process at the end of the period. The fluctuating U.S. dollar against the Euro in our Turkey operations and the Chinese Renminbi in our China operations had a favorable impact of 1.8% on consolidated net sales for the three months ended March 31, 2021 as compared to the same period in 2020.

Total cost of goods sold for the three months ended March 31, 2021 was $397.4 million and included $4.6 million of costs related to lines in startup and $9.8 million of costs related to lines in transition during the period. This compares to total cost of goods sold for the three months ended March 31, 2020 of $360.5 million and included $7.8 million of costs related to lines in startup and $4.2 million of costs related to lines in transition during the period. Total cost of goods sold as a percentage of net sales decreased by approximately three percentage points during the three months ended March 31, 2021 as compared to the same period in 2020, driven primarily by a decrease in warranty costs and direct labor costs, partially offset by an increase in direct material costs and foreign currency fluctuations. The fluctuating U.S. dollar against the Euro, Turkish Lira, Chinese Renminbi and Mexican Peso had an unfavorable impact of 1.3% on consolidated cost of goods sold for the three months ended March 31, 2021 as compared to the same period in 2020.

General and administrative expenses for the three months ended March 31, 2021 totaled $8.9 million, or 2.2% of net sales, compared to $9.5 million, or 2.7% of net sales, for the same period in 2020. The decrease as a percentage of net sales was primarily driven by lower travel and training costs due to the COVID-19 pandemic and our continued focus on reducing costs.

Income taxes reflected a benefit of $7.1 million for the three months ended March 31, 2021 as compared to a benefit of $15.0 million for the same period in 2020.

Net loss for the three months ended March 31, 2021 was $1.8 million as compared to a net loss of $0.5 million in the same period in 2020. The increase in the net loss was primarily due to the reasons set forth above. The diluted net loss per share was $0.05 for the three months ended March 31, 2021, compared to a diluted net loss per share of $0.01 for the three months ended March 31, 2020.

Adjusted EBITDA for the three months ended March 31, 2021 increased to $13.1 million as compared to $1.3 million during the same period in 2020. Adjusted EBITDA margin increased to 3.2% as compared to 0.4% during the same period in 2020.

Capital expenditures were $18.8 million for the three months ended March 31, 2021 as compared to $27.0 million during the same period in 2020. Our capital expenditures have primarily related to machinery and equipment at our new facilities and expansion and improvements at our existing facilities.

We ended the quarter with $136.2 million of cash and cash equivalents, and net debt was $99.0 million as compared to $88.1 million as of December 31, 2020. We provided $6.7 million of cash from operating activities and had negative free cash flow of $12.0 million during the three months ended March 31, 2021.

2021 Guidance

For the full year ending December 31, 2021, we reaffirm:

Guidance (1)	Full Year 2021
Net Sales	$1.75 billion to $1.85 billion
Adjusted EBITDA (2)(3)	$110 million to $135 million
Dedicated Manufacturing Lines	50
Utilization %	80% to 85%
Wind Blade Set Capacity	4,090
Average Selling Price per Blade	$160,000 to $165,000
Non-Blade Sales	$100 million to $125 million
Capital Expenditures	$55 million to $65 million
Startup Costs	$8 million to $11 million

      (1)   These numbers could be significantly impacted by COVID-19.
      (2)   Expect Q2 adjusted EBITDA to be slightly higher than Q1 adjusted EBITDA.
      (3)   See Table Four for the reconciliation of non-GAAP financial data.

Conference Call and Webcast Information

TPI Composites will host an investor conference call this afternoon, Thursday, May 6th at 5:00 pm ET. Interested parties are invited to listen to the conference call which can be accessed live over the phone by dialing 1-877-256-6033, or for international callers, 1-303-223-4395. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 21993598. The replay will be available until May 13, 2021. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investors section of the Company’s website at www.tpicomposites.com. The online replay will be available for a limited time beginning immediately following the call.

About TPI Composites, Inc.

TPI Composites, Inc. is the only independent manufacturer of composite wind blades for the wind energy market with a global manufacturing footprint. TPI delivers high-quality, cost-effective composite solutions through long-term relationships with leading OEMs in the wind and transportation markets. TPI is headquartered in Scottsdale, Arizona and operates manufacturing facilities in the U.S., China, Mexico, Turkey and India. TPI operates additional engineering development centers in Denmark and Germany.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: the impact of the COVID-19 pandemic on our business, effects on our financial statements and our financial outlook; our business strategy, including anticipated trends and developments in and management plans for our business and the wind industry and other markets in which we operate; our projected annual revenue growth; competition; future financial results, operating results, revenues, gross margin, operating expenses, profitability, products, projected costs, warranties, our ability to improve our operating margins, and capital expenditures. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in “Risk Factors,” in our Annual Report on Form 10-K and other reports that we will file with the SEC.

Non-GAAP Definitions
This press release includes unaudited non-GAAP financial measures, including EBITDA, adjusted EBITDA, net cash (debt) and free cash flow. We define EBITDA as net income (loss) plus interest expense (including losses on the extinguishment of debt and net of interest income), income taxes and depreciation and amortization. We define adjusted EBITDA as EBITDA plus any share-based compensation expense, any foreign currency income or losses, any gains or losses on the sale of assets and asset impairments and any restructuring charges. We define net cash (debt) as the total unrestricted cash and cash equivalents less the total principal amount of debt outstanding. We define free cash flow as net cash flow from operating activities less capital expenditures. We present non-GAAP measures when we believe that the additional information is useful and meaningful to investors. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See below for a reconciliation of certain non-GAAP financial measures to the comparable GAAP measures.

Investor Relations
480-315-8742
Investors@TPIComposites.com

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE ONE - CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended March 31,
(in thousands, except per share data)	2021	2020
Net sales	$404,680	$356,636
Cost of sales	383,056	348,475
Startup and transition costs	14,354	12,034
Total cost of goods sold	397,410	360,509
Gross profit (loss)	7,270	(3,873)
General and administrative expenses	8,922	9,496
Loss on sale of assets and asset impairments	1,297	1,918
Restructuring charges, net	258	117
Loss from operations	(3,207)	(15,404)
Other income (expense):
Interest expense, net	(2,704)	(1,771)
Foreign currency income (loss)	(3,727)	960
Miscellaneous income	739	695
Total other expense	(5,692)	(116)
Loss before income taxes	(8,899)	(15,520)
Income tax benefit	7,102	15,028
Net loss	$(1,797)	$(492)

Weighted-average common shares outstanding:
Basic	36,601	35,213
Diluted	36,601	35,213

Net loss per common share:
Basic	$(0.05)	$(0.01)
Diluted	$(0.05)	$(0.01)

Non-GAAP Measures (unaudited):
EBITDA	$5,414	$(2,721)
Adjusted EBITDA	$13,095	$1,296

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE TWO - CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
	March 31,	December 31,
(in thousands)	2021	2020
Assets
Current assets:
Cash and cash equivalents	$136,236	$129,857
Restricted cash	336	339
Accounts receivable	130,417	132,768
Contract assets	216,035	216,928
Prepaid expenses	23,128	29,507
Other current assets	19,389	27,921
Inventories	11,829	10,839
Total current assets	537,370	548,159
Noncurrent assets:
Property, plant, and equipment, net	212,129	209,001
Operating lease right of use assets	151,212	158,827
Other noncurrent assets	53,345	40,270
Total assets	$954,056	$956,257

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$291,947	$295,992
Accrued warranty	45,956	50,852
Current maturities of long-term debt	53,294	32,551
Current operating lease liabilities	26,496	26,099
Contract liabilities	2,132	614
Total current liabilities	419,825	406,108
Noncurrent liabilities:
Long-term debt, net of debt issuance costs and
current maturities	180,976	184,316
Noncurrent operating lease liabilities	150,289	155,925
Other noncurrent liabilities	8,358	8,873
Total liabilities	759,448	755,222
Total stockholders' equity	194,608	201,035
Total liabilities and stockholders' equity	$954,056	$956,257

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE THREE - CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Three Months Ended March 31,
(in thousands)	2021	2020
Net cash provided by operating activities	$6,740	$2,568
Net cash used in investing activities	(18,786)	(26,983)
Net cash provided by financing activities	18,471	65,082
Impact of foreign exchange rates on cash, cash equivalents and restricted cash	(49)	(1,806)
Cash, cash equivalents and restricted cash, beginning of period	130,196	71,749
Cash, cash equivalents and restricted cash, end of period	$136,572	$110,610

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE FOUR - RECONCILIATION OF NON-GAAP MEASURES
(UNAUDITED)

EBITDA and adjusted EBITDA are reconciled as follows:	Three Months Ended March 31,
(in thousands)	2021	2020
Net loss	$(1,797)	$(492)
Adjustments:
Depreciation and amortization	11,609	11,028
Interest expense, net	2,704	1,771
Income tax benefit	(7,102)	(15,028)
EBITDA	5,414	(2,721)
Share-based compensation expense	2,399	2,942
Foreign currency loss (income)	3,727	(960)
Loss on sale of assets and asset impairments	1,297	1,918
Restructuring charges, net	258	117
Adjusted EBITDA	$13,095	$1,296

Net debt is reconciled as follows:	March 31,	December 31,
(in thousands)	2021	2020
Cash and cash equivalents	$136,236	$129,857
Less total debt, net of debt issuance costs	(234,270)	(216,867)
Less debt issuance costs	(937)	(1,051)
Net debt	$(98,971)	$(88,061)

Free cash flow is reconciled as follows:	Three Months Ended March 31,
(in thousands)	2021	2020
Net cash provided by operating activities	$6,740	$2,568
Less capital expenditures	(18,786)	(26,983)
Free cash flow	$(12,046)	$(24,415)

A reconciliation of the low end and high end ranges of projected net income to projected EBITDA and projected adjusted EBITDA for the full year 2021 is as follows:	FY 2021 Guidance Range (1)
(in thousands)	Low End	High End
Projected net income	$10,000	$18,000
Adjustments:
Projected depreciation and amortization	46,000	48,000
Projected interest expense, net	10,000	12,000
Projected income tax provision	17,000	23,000
Projected EBITDA	83,000	101,000
Projected share-based compensation expense	10,000	12,000
Projected foreign currency loss	3,000	4,000
Projected loss on sale of assets and asset impairments	5,000	7,000
Projected restructuring charges	9,000	11,000
Projected Adjusted EBITDA	$110,000	$135,000

(1) All figures presented are projected estimates for the full year ending December 31, 2021.